EXHIBIT 11

                 Statement Re Computation of Per-Share Earnings

                                 NSC CORPORATION
                        COMPUTATION OF PER-SHARE EARNINGS
                      (In Thousands, Except Per-Share Data)

                                   (Unaudited)

                               Three Months Ended   Six Months Ended
                                     June 30,           June 30,
                                -----------------   ----------------
                                   1996      1995      1996     1995
                                -------   -------   -------   ------

Primary:
   Average shares outstanding     9,971     9,971     9,971    9,971
                                =======   =======   =======   ======
      Total .................     9,971     9,971     9,971    9,971
                                =======   =======   =======   ======

Net income ..................   $   557   $   493   $ 1,117   $  713
                                =======   =======   =======   ======

Per-Share amounts:
   Net income ...............   $  0.06   $  0.05   $  0.11   $ 0.07
                                =======   =======   =======   ======



Fully Diluted:
   Average shares outstanding     9,971     9,971     9,971    9,971
                                =======   =======   =======   ======
      Total .................     9,971     9,971     9,971    9,971
                                =======   =======   =======   ======

Net income ..................   $   557   $   493   $ 1,117   $  713
                                =======   =======   =======   ======

Per-Share amounts:
                                =======   =======   =======   ======
   Net income ...............   $  0.06   $  0.05   $  0.11   $ 0.07
                                =======   =======   =======   ======

                                 Page 11 of 12